Exhibit 99.6
                            HUDSON TECHNOLOGIES, INC.

                                 RIGHTS OFFERING
                                       OF
                       NON-TRANSFERABLE RIGHTS TO PURCHASE
                             SHARES OF COMMON STOCK

To Securities Dealers, Commercial Banks,
Trust Companies and Other Nominees:

      We are sending you this letter in connection with our offering to our stockholders of an aggregate of non-transferable subscription rights each exercisable to purchase our common stock (the "Rights Offering"). The subscription right also carry the right to "oversubscribe" for shares of our common stock that are not otherwise purchased pursuant to the exercise of subscription rights. We have described the subscription rights and the Rights Offering in the enclosed Prospectus and evidenced the subscription rights by a Stockholder Subscription Agreement registered in your name or the name of your nominee. We are asking you to contact your clients for whom you hold our common stock, registered in your name or in the name of your nominee, to obtain instructions with respect to the subscription rights. We have enclosed several copies of the following documents for you to use:

            1.    The Prospectus;

            2.    A letter from the Company to its Stockholders;

            3. The Stockholder Subscription Agreement together with the "Instructions for Use of the Stockholders Subscription Agreement.

            4. A Substitute Form W-9 including Guidelines for Certification of Taxpayer Identification Number;

            5. A form letter which may be sent to your clients for whose accounts you hold our common stock registered in your name or the name of your nominee;

            6. A Beneficial Owner Election Form, on which you may obtain your clients' instructions with regard to the subscription rights;

            7.    A DTC Participant Over-Subscription Exercise Form;

            8.    A Nominee Holder Certification Form; and

            9. A return envelope addressed to Continental Stock Transfer and Trust Company, as subscription agent for the Rights Offering.

      We request that you act promptly as the subscription rights will expire at 5:00 p.m., Eastern Time on September __, 2003 unless extended by the Company in its discretion (such date, as may be extended by the Company, is referred to as the "Expiration Date"). To exercise rights, a properly completed and executed Stockholder Subscription Agreement and payment in full for all subscription rights must be

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August __, 2003
Page 2


delivered to the subscription agent as indicated in the Prospectus prior to the Expiration Date. We have established a minimum share purchase requirement upon the exercise of subscription rights of 1,000 shares. Each of your clients, therefore, must subscribe through the exercise of their rights (and over-subscription privilege, if necessary) to purchase a minimum of $1,000 shares. In addition, please note that we will not provide for subscription by Notice of Guaranteed Delivery. You may obtain additional copies of the enclosed materials and may request assistance or information from Brian Coleman, President of Hudson Technologies, Inc., 275 North Middletown Road, Pearl River, New York 10965.

                                                 Very truly yours,


                                                 HUDSON TECHNOLOGIES, INC.




NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF HUDSON TECHNOLOGIES, INC. THE SUBSCRIPTION AGENT OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE COMMON SECURITIES ISSUABLE UPON VALID EXERCISE OF THE RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFERING EXCEPT FOR STATEMENTS MADE IN THE PROSPECTUS.